Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239043 on Form S-3 and Registration Statement No. 333-232279 on Form S-8 of our reports dated March 8, 2021, relating to the consolidated financial statements of Global Medical REIT Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Mclean, Virginia

March 8, 2021